EXHIBIT 5.7

March 6, 2009

VIA EDGAR

United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Registrant”)
Registration Statement on Form F-10
Consent of Expert

This letter is provided in connection with the Registrant’s Form F-10 registration statement, and any amendments thereto, and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).

On my own behalf and on behalf of MDM Ferroman (the “Company”), I hereby consent to the use of my name and the Company’s name in connection with reference to my and the Company’s involvement in the preparation of (i) the “Technical Report on Updated and Optimisation of the May 2006 Feasibility Study for the Burnstone Gold Project, Balfour, Mpumalanga Province, Republic of South Africa”, dated June 21, 2007, and (ii) The “Technical Report on the Feasibility Study for the Burnstone Gold Project, Balfour, Republic of South Africa”, dated May 10, 2006 (the “Technical Reports”), and to references to the Technical Reports, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Reports in the Registration Statement.

Yours truly,

MDM FERROMAN

/s/ David Dodd

David Dodd, FSAIMM